Exhibit 5.1

Adams & Duncan, Inc., P.S.
A Professional Service Corporation LAWYERS 3128 COLBY AVENUE EVERETT, WASHINGTON 98201 TELEPHONE: (425) 339-8556 FACSIMILE: (425) 339-2353

October 24, 2025

Brandon J. Soto

Chief Financial Officer

Coastal Financial Corporation

5415 Evergreen Way

Everett, WA 98203

Dear Mr. Soto:

This office has acted as counsel to Coastal Financial Corporation, a Washington corporation (“Coastal”), relating to matters arising under the laws of the State of Washington, in connection with the issuance by Coastal under the Securities Act of 1933, as amended (the “Securities Act”), of Six Hundred Thousand (600,000) additional shares of Coastal’s common stock, no par value per share (the “Shares”), for availability under the Coastal Financial Corporation 2018 Omnibus Incentive Plan, as amended (the “Plan”), pursuant to Coastal’s registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof.

In connection with this opinion, this office has examined Coastal’s Second Amended and Restated Articles of Incorporation, dated May 3, 2018, as amended by the Articles of Amendment to the Articles of Incorporation, dated May 4, 2018 (collectively, the “Articles”), the Third Amended and Restated Bylaws (the “Bylaws”), each as amended as of the date hereof, the Certificate of Existence, issued by the Washington Secretary of State on October 20, 2025, the Registration Statement, Coastal’s Definitive Proxy Statement on Schedule 14A, dated April 17, 2025, the Form 8-K, dated May 28, 2025, and the Corporate Secretary’s Certificate, dated October 24, 2025. This office has also examined originals or copies, certified or otherwise identified to this office’s satisfaction, of such documents, corporate records, instruments, and other relevant materials as this office deemed advisable and has made such examination of statutes and decisions and reviewed such questions of law as this office has considered necessary or appropriate. As to facts material to this opinion letter, this office has relied as to certain matters on information obtained from public officials, officers of Coastal, and other sources this office believed to be responsible without any independent verification thereof.

Based on the foregoing, and subject to the assumptions, qualifications, and limitations set forth herein, this office is of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan and any individual agreements relating to such Shares and upon Board approval of awards and issuance of such Shares, will be validly issued, fully paid and nonassessable.

This office has assumed (i) the legal capacity of all natural persons; (ii) the genuineness of all signatures; (iii) the authenticity, accuracy, and completeness of all documents submitted to us as originals and that all such documents were duly authorized and approved; (iv) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies; and (v) the authenticity, accuracy, and completeness of the originals of such latter documents and that the originals of all such later documents were duly authorized and approved.

The foregoing opinions are made only with respect to the applicability of the laws of the State of Washington. For the avoidance of doubt, this office expresses no opinion with respect to any federal laws, statutes, ordinances, charters, constitutions, treaties, codes, rules, regulations, or guidelines, including any orders issued thereunder, the common laws and the laws of equity of any State of the United States other than the State of Washington, or any departmental or regulatory policies or guidelines of any State of the United States other than the State of Washington.

This office is furnishing this opinion letter to you in connection with the filing of the Registration Statement. This opinion letter is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated. The opinions set forth herein are given as of the date hereof, and this office undertakes no obligation to update or supplement this letter if any applicable law changes after the date hereof or if this office becomes aware of any fact or other circumstances that changes or may change any opinion set forth herein after the date hereof or for any other reason.

This office hereby consents to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, this office does not thereby admit that this office is within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

Adams & Duncan, Inc, P.S.